EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 nos. 33-15777, 33-33966, 66-61286, 33-90490, 333-01885, 333-07519, 333-69597, 333-69599, 333-92879, 333-51892, 333-51894, 333-106601, 333-108736, 333-119740 and 333-123349) pertaining to various stock plans of Manatron, Inc. of our report dated April 5, 2006, with respect to the consolidated balance sheet of ASIX Inc. as of December 31, 2005 and the related consolidated statements of operations and other comprehensive income, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K/A of Manatron, Inc.

                                                            /s/ Moss Adams LLP

Seattle, Washington
April 12, 2006